Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the information statement/prospectus constituting a part of this Registration Statement of our reports dated February 28, 2025, relating to the consolidated financial statements and schedule and the effectiveness of internal control over financial reporting, of Skechers U.S.A., Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in the information statement/prospectus.

/s/ BDO USA, P.C.

Los Angeles, California

July 14, 2025